Exhibit No. 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com

Contact:
BioCryst Pharmaceuticals, Inc.
Jonathan M. Nugent
V.P. Corporate Communications
(205) 444-4633

FOR IMMEDIATE RELEASE

BIOCRYST REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Birmingham, Alabama – October 26, 2005 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced financial results for the third quarter ended September 30, 2005. The company reported revenues of $32,000 in the third quarter of 2005, compared to $116,000 in the third quarter of 2004. The net loss for the quarter ended September 30, 2005 was $7,645,000, or $0.29 per share, compared to a net loss of $5,296,000, or $0.24 per share, for the same period last year. As of September 30, 2005, the company had cash, cash equivalents and investments of $34.9 million.

Third Quarter 2005 Financial Results

Collaborative and other research and development revenues decreased in the third quarter of 2005 to $32,000 compared to $116,000 in the same period last year, primarily due to a reduction in revenue received from the National Institutes of Health related to the existing SBIR grant for support of our hepatitis C program. The original grant became effective in July 2003 for a two year period and the scope of work under the grant is nearing completion. Our interest income was $128,000 more in the third quarter of 2005 as compared to the third quarter of 2004, primarily due to a more favorable interest rate environment.

Research and development expenses increased to $7,164,000 in the three months ended September 30, 2005 from $4,838,000 in the three months ended September 30, 2004. The increase is primarily attributable to contract research and clinical trial expenses related to the clinical development of our lead drug candidates, Fodosine™ and BCX-4208. General and administrative expenses for the three months ended September 30, 2005 increased to $795,000 as compared to $728,000 for the same period in 2004, primarily due to additional compensation expense from an increase in personnel which was partially offset by a decrease in professional fees.

Pipeline Highlights

“During the third quarter, BioCryst continued to make significant advancements in its clinical and corporate programs,” said Charles E. Bugg, Chairman and Chief Executive Officer of BioCryst.  “Earlier this month we filed with the FDA a Request for Special Protocol Assessment (SPA) for our pivotal Phase IIb trial of Fodosine™ in the treatment of T-cell leukemia.  The SPA proposes that the trial will be a pivotal study using both intravenous and oral formulations of Fodosine™ for the treatment of relapsed and refractory T-cell leukemia patients.  Assuming we are able to come to agreement with the FDA on a suitable study design, we are on track to initiate the Phase IIb pivotal trial in the first quarter of 2006.”

Dr. Bugg added, “We are currently finishing a multi-dose Phase Ib trial of our second-generation PNP inhibitor, BCX-4208.  Data from this study will be added to that from the recently completed single escalating dose Phase I trial.  This Phase I data package will be used to support future Phase II studies of BCX-4208 in multiple indications, potentially including psoriasis, rheumatoid arthritis, Crohn’s disease and transplant rejection.  The company expects to initiate a Phase II trial of BCX-4208 in the treatment of psoriasis patients in 2006.”

“Additionally, we have continued to make progress in our pipeline programs including BCX-4678, our hepatitis C polymerase inhibitor and peramivir, our influenza neuraminidase inhibitor.  We believe that BCX-4678 and the other compounds included under our patent applications represent a new direction for inhibiting hepatitis C, and we are now in the process of completing the preclinical package to file an Investigational New Drug (IND) application with the FDA during the first quarter of 2006.”

“We have long believed that injectable peramivir has considerable potential, and with the rising incidence of avian flu this spring we began bringing peramivir forward for the parenteral treatment of influenza-infected patients.  We are currently on track to file an IND with the FDA this November, and if the Agency approves our plan, we will begin clinical testing early in 2006.”

“Alongside the clinical development of our lead product candidates, we are actively involved in partnering discussions for Fodosine™ and BCX-4208.  Our strategy is to retain significant rights for marketing in the U.S while engaging partners who can assist with development and international commercialization.  By leveraging a partner’s experience and infrastructure, we will look to offset clinical and marketing expenses, moving our programs forward as effectively as possible.”

“The next six months should be an exciting time for BioCryst and I am enthusiastic about our upcoming clinical and corporate milestones,” said Dr. Bugg.

Year to Date 2005 Financial Results

Research and development expenses for the nine months ended September 30, 2005 increased to $17,602,000 over 2004 expenses of $14,168,000, which is directly related to the development progress made for each of our lead drug candidates during 2005. General and administrative expenses for the nine months ended September 30, 2005 decreased to $2,218,000 compared to the 2004 expense of $2,315,000, primarily due to a non-cash expense in 2004 related to stock options as a result of the amendment to our stock option plan approved by the shareholders in May 2004, which was partially offset by an increase in salary expense plus a reduction in professional fees and maintenance costs. The net loss for the nine months ended September 30, 2005 was $18,938,000, or $0.75 per share, compared to a net loss of $15,815,000, or $0.75 per share for the same period in 2004.

Conference Call

The Company will sponsor a conference call at 10:00 am ET on Wednesday, October 26, 2005 to discuss the financial results and the status of each of our programs in more detail. This call is open to the public and can be accessed live either over the Internet from either www.biocryst.com or by dialing 1-866-558-6869 (U.S.) or 1-913-643-4199 (international).  No passcode is needed for the call.

About BioCryst

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals.

BioCryst’s lead product candidate, Fodosine™, is a transition-state analog inhibitor of the target enzyme purine nucleoside phosphorylase (PNP). The drug is currently in a Phase IIa trial for patients with T-cell leukemia and a combination IV and oral Phase I pharmacokinetic trial in healthy volunteers. Results of the Phase IIa and the Phase I pharmacokinetic trial will assist in the design of a planned combination IV and oral Phase IIb pivotal clinical trial in patients with T-cell leukemia. The Company has requested a Special Protocol Assessment from the FDA for this planned trial. Additionally, Fodosine™ is currently being studied in a Phase I trial with an oral formulation in cutaneous T-cell lymphoma (CTCL) and a Phase II trial in chronic lymphocytic leukemia (CLL). BioCryst also plans to initiate a Phase I/II trial in B-cell acute lymphoblastic leukemia during 2005. Fodosine™ has been granted Orphan Drug status by the U.S. Food and Drug Administration for three indications: T-cell non-Hodgkin’s lymphoma, including CTCL; CLL and related leukemias including T-cell prolymphocytic leukemia, adult T-cell leukemia, and hairy cell leukemia; and for treatment of B-cell acute lymphoblastic leukemia (ALL).

Additionally the FDA has granted “fast track” status to the development of Fodosine™ for the treatment of relapsed or refractory T-cell leukemia. A Phase Ib study with BioCryst’s second-generation PNP inhibitor, BCX-4208, was recently initiated and is being conducted with the goal of initiating Phase II studies in patients with psoriasis in 2006. BioCryst has re-initiated clinical development of peramivir, an inhibitor of influenza neuraminidase, with a focus on intravenous and intramuscular delivery. Also, BioCryst has identified a clinical candidate, BCX-4678, in its hepatitis C polymerase inhibitor program, and is advancing this compound through preclinical testing with the goal of filing an IND in early 2006. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.

Forward-looking statements
These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of Fodosine™ or BCX-4208, that each of the Phase IIa trial for patients with T-cell leukemia, Phase I trial of BCX-4208, the Phase I trial of Fodosine™ for treatment of patients with cutaneous T-cell lymphoma and the Phase II trial of Fodosine™ for advanced fludarabine-refractory CLL may not be successfully completed, that BioCryst may not commence as expected additional trials with Fodosine™ and with BCX-4208 or planned human trials with peramivir or BCX-4678, that Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other product candidates may not receive required regulatory clearances from the FDA, that Phase IIa clinical trials of Fodosine™ may not show the drug is effective over the 6-week period, that ongoing and future clinical trials may not have positive results, that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned to be pivotal, that we may not be able to continue future development of Fodosine™, BCX-4208, peramivir, BCX-4678 or any of our other current development programs including tissue factor/factor VIIa, that Fodosine™, BCX-4208, peramivir, BCX-4678 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotech partners for further development of its product candidates, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and the latest Form S-3 which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited)
  (in thousands, except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Revenues:
Collaborative and other research and development	$32	$116	$131	$159

Total revenues	32	116	131	159
Expenses:
Research and development	7,164	4,838	17,602	14,168
General and administrative	795	728	2,218	2,315

Total expenses	7,959	5,566	19,820	16,483

Loss from operations	(7,927)	(5,450)	(19,689)	(16,324)
Interest and other income, net	282	154	751	509

Net loss	$(7,645)	$(5,296)	$(18,938)	$(15,815)

Amounts per common share:
Net loss per share	$(0.29)	$(0.24)	$(0.75)	$(0.75)

Weighted average shares outstanding	26,209	21,706	25,336	20,973

Balance Sheet Data (in thousands)

	September 30, 2005	December 31, 2004

	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$34,883	$28,703
Total assets	38,153	32,468
Accumulated deficit	(144,702)	(125,764)
Stockholders’ equity	34,406	29,334